Exhibit 10.6

RETENTION BONUS AGREEMENT

AGREEMENT dated as of April 12, 2007, but with effect from December 16, 2006, between Avantogen Oncology, Inc., a Nevada corporation (the "**Company**"), on the one hand, and Christopher Nowers ("**Nowers**") and Angela Bronow Davanzo ("**Davanzo**"), severally, on the other hand (Nowers and Davanzo being sometimes hereinafter referred to, individually, as an or the "**Executive**" and, collectively, as the "**Executives**").

Nowers and Davanzo are currently serving as Chief Executive Officer and Chief Financial Officer and Secretary, respectively, of the Company pursuant to the terms of the Employment Agreements dated as of May 26, 2006, and July 17, 2006 (collectively, the "**Employment Agreements**"), between the respective Executives and the Company. The Employment Agreements provide, among other things, for the payment of base salary to Nowers, at the rate of $25,000 per month, and to Davanzo, at the rate of $16,667 per month, in addition to other benefits, performance bonuses and severance payments.

Notwithstanding the provisions of their respective Employment Agreements regarding compensation, due to the parlous cash position of the Company, neither Executive has received any salary since December 15, 2006, when he/she was paid for the semimonthly period ended that date.

The Company is currently actively pursuing a transaction pursuant to which, among other things, it would sublicense its principal asset, namely, its rights to develop and market a compound known as RP101 for the treatment of pancreatic cancer and possibly other indications (a "**Sublicense**"). If successful in arranging a Sublicense, the Company also intends, as part of a plan of liquidation to be adopted with the requisite consents of stockholders and creditors, to attempt to arrange the sale or other disposition[1] of the corporate entity, Avantogen Oncology, Inc. (an "**Entity Sale**").

The Board of Directors of the Company (the "**Board**") has determined that it is in the best interests of the Company, its stockholders and creditors to assure that the Company continues to have the motivated and objective services of the Executives for a period sufficient to complete one or more transactions, and the Executives are amenable to providing such services for such time (notwithstanding the need to continue to accrue their salaries and in due course to terminate their employment with the Company), in each case, in accordance with the terms and subject to the conditions of this Agreement.

Accordingly, the Company and each of the Executives hereby agrees as follows:

1. *Definitions.* For purposes of this Agreement, the following definitions will apply:

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[1] Which might take the form of a recapitalization or reorganization of the Company whereby at least $500,000 of additional capital is contributed to the Company, in cash or in kind, including the conversion by the holder thereof of at least $500,000 principal amount of the Chopin Note (as defined in Section 3(b) hereof) into shares of capital stock of the Company (a "**Conversion**").

(a) "**Bonus**" means:

(i) in the case of completion of a Sublicense, for Nowers, the sum of $125,000 (or $150,000, if under the terms of such Sublicense the sublicensee assumes the RESprotect Liability) and, for Davanzo, an amount equal to $83,334 (or $100,000, if under the terms of such Sublicense the sublicensee assumes the RESprotect Liability) plus $1,494 per month for up to 12 months (or shorter period ending with Davanzo's enrollment in the health plan of another employer), representing the Company's contribution toward the cost to Davanzo of family COBRA coverage from her former employer; and

(ii) in the case of completion of an Entity Sale, for Nowers, the sum of $25,000 and, for Davanzo, the sum of $16,667.

(b) "**Cause**" means, with respect to each Executive:

(i) conviction of a crime involving moral turpitude;

(ii) the Executive's malfeasance in connection with his or her employment or neglect of his or her duties after written notification thereof by the Company or its successor, which notice will specify the alleged instances of neglect of duty and provide the Executive with ten days in which to remedy such neglect, if it is subject to being remedied;

(iii) the Executive's material breach of this Agreement or the confidential information agreement entered into with the Company; or

(iv) the Executive's personally engaging in knowing and intentional illegal conduct which is seriously injurious to the Company or its affiliates.

(c) "**Closing Date**" means, with respect to a Sublicense or an Entity Sale, as the case may be, the date upon which the transaction is consummated (or, in the case of a recapitalization or reorganization of the Company within the meaning of footnote 1 to this Agreement, the effective date of such action).

(d) "**RESprotect Liability**" means the approximately US$350,000 obligation, representing the remaining balance on invoices submitted to the Company's wholly owned subsidiary, Resistys, Inc., by RESprotect GmbH for materials as evidenced by invoices numbered 07/2006 and 08/2006 and dated April 5, 2006.

(e) "**Severance**" means, for Nowers, the sum of $75,000 and, for Davanzo, the sum of $50,000.

(f) **"Term"** of this Agreement means the period commencing December 16, 2006, and expiring March 31, 2007, or, in the case of either Executive, the date of his or her earlier termination for Cause as provided in this Agreement.

2. *Services During Term; Effect on Employment Agreements.* In consideration of the payment to them of compensation as provided in Section 3 hereof, when, as and if such compensation is earned by them as provided in said section, Nowers and Davanzo agree at all times during the Term hereof to continue in good faith to serve as Chief Executive Officer and Chief Financial Officer and Secretary, respectively, of the Company; *it being understood, however,* that the timing and place of performance of such services will be left to the reasonable discretion of each Executive, and that each Executive may consistent with his or her obligations to the Company hereunder seek alternative employment. In view of the foregoing, it is hereby agreed by the parties hereto that the Employment Agreements be, and each of them hereby is, terminated, cancelled and of no further effect whatsoever, in each case, as of December 16, 2006.

3. *Triggering Event(s).*

(a) Each Executive agrees to accept as payment in full for its services rendered to the Company during the Term hereof compensation as provided in this Section.

(b) In the event of completion of a Sublicense on or before August 31, 2007 (or December 31, 2007, in the case of a transaction discussions with respect to which were initiated by August 31, 2007), each Executive will become entitled to payment of a Bonus in the amount specified with respect to such Executive in clause (i) of Section 1(a) hereof. Such Bonus will be payable in full in cash on the applicable Closing Date. In addition, the Executives will be entitled to receive, and will be paid coincident with the Company's (or successor's) receipt of same, cash in the total amount of $90,000, for Nowers, and $60,000, for Davanzo, out of any milestone payments received by the Company under the terms of such Sublicense and not owed over (i) to its licensor or (ii) to the holder of the Secured Promissory Note dated October 12, 2006 (the **"Chopin Note"**), by the Company in favor Chopin Opus One, L.P., in the original principal amount of $1 million, under terms of any agreement entered into by the Company with said holder.

(c) In the event of completion of an Entity Sale on or before August 31, 2007 (or December 31, 2007, in the case of a transaction discussions with respect to which were initiated by August 31, 2007), each Executive will become entitled to a one-time payment of a Bonus in the amount specified with respect to such Executive in clause (ii) of Section 1(a) hereof. Such Bonus will be payable in full in cash (or, in the case of a Conversion, half in cash and half in shares of the Company's common stock valued at $.09 per share) on the applicable Closing Date.

(d) In the event that by December 31, 2007 (or such earlier date as the Company may file a petition under the United State Bankruptcy Code, or have such a petition filed against it by persons other than the Executives), either Executive has not become entitled to and been paid a Bonus, he or she will become entitled to claim and recover from the Company

Severance, and any such claim for Severance will be in lieu of any claim or right of action for Bonus or any other compensation hereunder.

4. *Accrual of Right; Effect of Termination.* No Bonus or similar such compensation will be payable hereunder to an Executive if the Executive's employment is terminated by the Company for Cause, or if the Executive voluntarily terminates such employment, prior to scheduled expiration of the Term of this Agreement.

5. *At-Will Employment.* This Agreement does not guarantee or imply any right to continued employment for any period whatsoever. The Company and the Executives acknowledge that each Executive's employment is and will continue to be at-will, as defined under applicable law.

6. *Mutual Releases.*

(a) As a material inducement by each party hereto to the other party or party to enter into this Agreement and perform its or their obligations hereunder, the Company, on the one hand, and each of the Executives, on the other hand, hereby absolutely and irrevocably releases, remises, acquits and forever discharges the other party or parties and its directors, officers, employees, agents, representatives, insureds and attorneys, past and present (collectively, the "**Released Parties**"), from any and all claims, rights, demands, suits, actions or causes of action, losses, costs, obligations, liabilities, expenses, debts and duties of every kind or nature, known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, at law or in equity, including, without limitation, those arising out of or relating to the Employment Agreements, except for rights and claims created by this Agreement.

(b) Each releasing party hereby acknowledges and agrees that it/he/she is expressly releasing all rights and claims, known and unknown, except for those rights and claims created by this Agreement. Such party expressly acknowledges that it/he/she is familiar with and waives all rights under California Civil Code Section 1542, or any other comparable statute which may be applicable. Section 1542 reads as follows:

> **A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.**

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each releasing party hereby waives and relinquishes all rights and benefits which it/he/she has or may have under California Civil Code Section 1542 or the law of any other state or jurisdiction to the same or similar effect, to the full extent that it/he/she may lawfully waive all such rights and benefits relating to the subject matter of this Agreement, and that this Agreement expressly contemplates the extinguishment of all such claims.

7. *Miscellaneous Provisions.*

(a) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied), which are not expressly set forth in this Agreement have been made or entered into by any party hereto with respect to the subject matter hereof.

(b) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(c) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, in the case of the Company, by the disinterested members of its board of directors, as of the day and year first above written.

AVANTOGEN ONCOLOGY, INC.

By: ______________________________
William Ardrey, a Director

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Christopher Nowers

By: ______________________________
Michael Hillmeyer, a Director

____
Angela Bronow Davanzo

By: ______________________________
Lee Cole, a Director